EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 8, 2011, with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2011-1; Diversified Healthcare Portfolio, Series 54; Energy Portfolio, Series 37; Financial Institutions Portfolio, Series 49 and Utility Income Portfolio, Series 34 (included in Van Kampen Unit Trusts, Series 1076) as of February 8, 2011, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-171234) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
February 8, 2011